Exhibit 99.1
Press Release

Bio-Rad Reports First-Quarter 2017 Financial Results

HERCULES, Calif.- May 4, 2017-Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global provider of life science research and clinical diagnostic products, announced financial results today for the first quarter ended March 31, 2017.

First-quarter 2017 reported revenues were $500.1 million, an increase of 6.1 percent compared to $471.2 million reported for the first quarter of 2016. On a currency-neutral basis, quarterly revenues increased 6.7 percent compared to the same period last year. First-quarter 2017 gross margin was 54.0 percent compared to 56.0 percent during the same quarter last year. The decrease in gross margin during the first quarter of 2017 was primarily the result of a $10 million one-time expense associated with the acquisition of RainDance Technologies, Inc., which was completed in February 2017.

The Life Science segment net sales in the first quarter of 2017 were $174.3 million, an increase of 5.1 percent compared to the same period last year. On a currency-neutral basis, Life Science segment sales increased 6.3 percent compared to the first quarter in 2016. Performance for the first quarter benefitted from sales of our Droplet Digital™ PCR instruments and reagents, western blotting imagers, and PCR food testing products, partially offset by a decline in process media product sales. The currency neutral sales increase was reflected in Europe, China, and Asia Pacific, partially offset by slowness in Latin America and Japan.

Net sales for the Clinical Diagnostics segment in the first quarter of 2017 were $322.3 million, an increase of 6.8 percent compared to the first quarter of 2016. On a currency-neutral basis, Clinical Diagnostics sales increased 7.0 percent compared to the same period last year. Results from the first quarter reflected growth across immunology, quality control, and blood typing products. Sales growth also benefitted from some early product shipments in advance of the European implementation of our ERP system. Strong growth in Europe, Latin America, and China was partially offset by slower sales in North America and Japan.

Net income for the first quarter of 2017 was $12.4 million, or $0.41 per share on a fully diluted basis, compared to $12.3 million, or $0.42 per share during the same period last year. Net income for the first quarter of 2017 versus the first quarter of 2016 was essentially flat and primarily the result of lower margins, increased SG&A expenses, and costs associated with the establishment of a new European operating model, partially offset by an increase in contingent consideration benefit.

The following table compares certain non-cash or non-recurring items from Q1 2017 to Q1 2016:

(in millions)	Q1 2017	Q1 2016
Purchase accounting amortization COGS SG&A	$ 5.1 $ 1.7	$7.2 $1.7
Acquisition-related charge COGS	$10.0	-
Contingent consideration SG&A	<$ 9.4>	<$1.3>
Total impact to operations	$ 7.4	$7.6

The effective tax rate for the first quarter of 2017 was 38 percent, compared to a tax rate of 39 percent for the same quarter in 2016. The tax rate in 2016 and 2017 was higher than the U.S. federal statutory tax rate due to foreign losses for which no benefit is expected.

“We are encouraged by our overall performance in the first quarter, with many of our key products lines and regions posting solid growth,” said Norman Schwartz, Bio‑Rad President and Chief Executive Officer. “Although our continued investments in our operations tempers our profitability in the short term, these investments will help us drive growth and improved profitability throughout the company in the years to come.”

In February, Bio-Rad acquired RainDance Technologies, Inc., a Massachusetts-based company with droplet-based solutions that offer ultra-sensitive detection of genetic variations in cancer, as well as inherited and infectious diseases, enabling research in areas such as non-invasive liquid biopsy. Also during the first quarter, Bio-Rad and Illumina, Inc. (NASDAQ: ILMN) announced the launch of the Illumina® Bio-Rad® Single-Cell Sequencing Solution, the first next-generation sequencing (NGS) workflow that enables a deep view into the gene expression of individual cells to better understand their functions in complex tissues.

2017 Financial Outlook
For the full year 2017, the Company continues to anticipate currency neutral revenue growth of approximately 4 percent and improved profitability with a currency neutral operating margin target of 7 percent. This current estimate does not include the impacts of the recent acquisition of RainDance. Management will discuss this outlook in greater detail on the first-quarter 2017 financial results conference call.

“While 2017 will be another year of relatively modest operating margin, we remain committed to successfully completing these foundational investments, which will allow us to realize significant improvement in profitability in the medium term and drive sustainable shareholder value over the long term,” Mr. Schwartz said.

Management will discuss these results in a conference call at 2 PM Pacific Daylight Time (5 PM Eastern Daylight Time) May 4, 2017. Interested parties may access the call at 855-779-9068 within the U.S. or 631-485-4862 outside the U.S., conference ID: 3156057. You may also listen to the conference call live via a webcast that is available on the “Investor Relations” section of our website under “Quarterly Results” at www.bio‑rad.com. The webcast will be available for up to a year.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) develops, manufactures, and markets a broad range of innovative products and solutions for the life science research and clinical diagnostic markets. The company is renowned for its commitment to quality and customer service among university and research institutions, hospitals, public health and commercial laboratories, as well as the biotechnology, pharmaceutical, and food safety industries. Founded in 1952, Bio-Rad is based in Hercules, California, and serves more than 100,000 research and healthcare industry customers through its global network of operations. The Company employs more than 8,250 people worldwide and had revenues exceeding $2 billion in 2016. For more information, please visit www.bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results, the growth of our business, expectations regarding operating margin and foundational investments, realizing significant improvement in profitability in the medium term, driving sustainable shareholder value over the long term, our expectations regarding our products and our release of new products. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “anticipate,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include our ability to develop and market new or improved products, difficulties in implementing our global enterprise resource planning system, our ability to compete effectively, our ability to integrate acquired companies, products or technologies into our company successfully, foreign currency exchange fluctuations, product quality and liability issues, recent and planned changes to our global organizational structure and executive management team, international legal and regulatory risks, reductions in government funding or capital spending of our customers, supply chain issues, changes in the healthcare industry, global economic conditions, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s public reports filed with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor and Financial Contacts:
Bio-Rad Laboratories, Inc.
Christine Tsingos, Executive Vice President and Chief Financial Officer
Ron Hutton, Vice President, Treasurer
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Net sales	$500,051	$471,197
Cost of goods sold	230,064	207,168
Gross profit	269,987	264,029
Selling, general and administrative expense	194,940	189,716
Research and development expense	49,488	48,586
Income from operations	25,559	25,727
Interest expense	5,041	5,580
Foreign currency exchange losses, net	1,789	1,129
Other (income) expense, net	(1,418)	(1,177)
Income before income taxes	20,147	20,195
Provision for income taxes	(7,734)	(7,919)
Net income	$12,413	$12,276

Basic earnings per share:
Net income per basic share	$0.42	$0.42
Weighted average common shares - basic	29,580	29,364

Diluted earnings per share:
Net income per diluted share	$0.41	$0.42
Weighted average common shares - diluted	29,911	29,506

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2017	December 31, 2016
	(Unaudited)
Current assets:
Cash and cash equivalents	$291,663	$456,264
Short-term investments	386,972	387,736
Accounts receivable, net	373,443	372,348
Inventories, net	559,819	524,961
Other current assets	120,674	103,215
Total current assets	1,732,571	1,844,524

Property, plant and equipment, net	505,104	488,614
Goodwill, net	516,191	477,115
Purchased intangibles, net	190,614	161,609
Other investments	955,620	830,790
Other assets	52,669	47,852
Total assets	$3,952,769	$3,850,504

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$231,485	$296,473
Current maturities of long-term debt	466	334
Income and other taxes payable	33,042	28,124
Other current liabilities	142,511	146,391
Total current liabilities	407,504	471,322

Long-term debt, net of current maturities	434,289	434,186
Other long-term liabilities	403,510	358,237
Total liabilities	1,245,303	1,263,745

Total stockholders’ equity	2,707,466	2,586,759
Total liabilities and stockholders’ equity	$3,952,769	$3,850,504

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Cash flows from operating activities:
Cash received from customers	$508,982	$492,407
Cash paid to suppliers and employees	(550,956)	(508,820)
Interest received (paid), net	329	(187)
Income tax (payments) refunds, net	(8,804)	10,421
Other operating activities	(5,771)	(1,269)
Net cash used in operating activities	(56,220)	(7,448)
Cash flows from investing activities:
Payments for acquisitions and long-term investments	(73,541)	(9,634)
Other investing activities	(36,851)	(41,224)
Net cash used in investing activities	(110,392)	(50,858)
Cash flows from financing activities:
Payments on long-term borrowings	(76)	(77)
Other financing activities	749	335
Net cash provided by financing activities	673	258
Effect of foreign exchange rate changes on cash	1,338	4,114
Net decrease in cash and cash equivalents	(164,601)	(53,934)
Cash and cash equivalents at beginning of period	456,264	457,549
Cash and cash equivalents at end of period	$291,663	$403,615

Reconciliation of net income to net cash provided by operating activities:
Net income	$12,413	$12,276
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,662	34,090
Changes in working capital	(101,983)	(63,730)
Other	(312)	9,916
Net cash used in operating activities	$(56,220)	$(7,448)